Exhibit 99.1

CONTACT:

Jane F. Casey
Vice President, Investor Relations
(203) 661-1926, ext. 6619

BLYTH, INC. CONFIRMS UNSOLICITED CONDITIONAL PROPOSAL FROM CVSL

GREENWICH, CT, USA, October 29, 2013: Blyth, Inc. (NYSE: BTH), a direct to consumer company and leading designer and marketer of health & wellness products, beauty products and candles and accessories for the home sold through the direct selling and direct marketing channels, today confirmed that it has received an unsolicited proposal from CVSL, Inc. to acquire, subject to conditions, all of the public common shares of Blyth for a per share consideration of $16.75, or approximately $269 million payable in CVSL shares or cash.

The proposal is conditioned on diligence and the negotiation of definitive documentation and is not supported by financing.   The proposal references a meeting last week between principals of Blyth and principals of CVSL; the Company noted this meeting was held at the request of CVSL and the principals did not discuss a business combination of Blyth and CVSL.

The Company will review the proposal with its Board of Directors and legal and financial advisors.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a direct to consumer business focused on the direct selling and direct marketing channels.  It designs and markets health & wellness products, beauty products and candles and accessories for the home through the direct selling channel, utilizing both the network marketing and home party plan methods. The Company also designs and markets health & wellness products, household convenience items and personalized gifts through the catalog/Internet channel.  Its products are sold direct to the consumer under the ViSalus®, PartyLite® and Two Sisters Gourmet by PartyLite® brands and to consumers in the catalog/Internet channel under the Miles Kimball®, Walter Drake®, Easy Comforts®, As We Change® and Exposures® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

 This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "anticipates," "intends," "expects," "believes" and "will," and similar words and phrases. Forward-looking statements are subject to a number of factors that could cause actual results and/or the timing of events to differ materially from those set forth in this press release. Additional information about the risk factors to which we are exposed and other factors that may adversely affect these forward-looking statements is contained in our reports and filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013.

Investors should not place undue reliance on forward-looking statements as predictions of future results. We undertake no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release except as otherwise required by law.
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